Exhibit 99.1

Press Release	Source: China Kangtai Cactus Bio-Tech Inc.

InvestNet Inc. Changes Its Name to China Kangtai Cactus Bio-Tech Inc. and Its Symbol from IVNE to CKGT

Wednesday August 31, 3:58 pm ET

The company formally completed its previously disclosed reverse merger transaction with China Kangtai Cactus Bio-Tech Co. Ltd.

HARBIN, China—(BUSINESS WIRE)—Aug. 31, 2005— China Kangtai Cactus Bio-Tech Inc. (OTCBB: CKGT - News), formerly known as InvestNet Inc. (OTCBB: IVNE - News), a publicly traded holding company, is pleased to announce its new corporate name and trading symbol as “CKGT” quoted on OTC Bulletin Board. The new name, new symbol and a 70:1 reverse split of the company’s common stock became effective as of Aug. 25, 2005, as a result of the approval of more than a majority of the company’s shareholders and in furtherance of the company’s new look and business after completing a reverse merger transaction by way of share exchange with China Kangtai Cactus Bio-Tech Co. Ltd. on June 3, 2005, as previously disclosed on Form 8-K as filed with the Securities and Exchange Commission on June 9, 2005. The company has also changed its Web site to www.xrz.cn.

About China Kangtai Cactus Bio-Tech Inc.

China Kangtai Cactus Bio-Tech Inc. is a holding company that operates through its subsidiaries, China Kangtai Cactus Bio-Tech Co. Ltd., which wholly owns Harbin Hainan Kangda Cacti Hygienical Foods Co. Ltd., a company with limited liability incorporated in the People’s Republic of China (“PRC”) (“Harbin Hainan Kangda”). Harbin Hainan Kangda’s principal activities consist of planting and developing many types of cactus, producing and selling cactus health foods and related products in the PRC. It has successfully established approximately 570 acres of edible cactus planting and reproducing facilities in the PRC located in Hainan, Yunnan and Taishan. Additionally, Harbin Hainan Kangda is believed to be one of the largest cactus companies in China and is estimated to control more than 60% of the Chinese cactus market. The company also holds nearly 30 patents with respect to its production of cactus products in the PRC.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding potential sales, the success of the company’s business, as well as statements that include the word “believe” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Kangtai Cactus Bio-Tech Inc. to differ materially from those implied or expressed by such forward-looking statements. This press release speaks as of the date first set forth above and China

Kangtai Cactus Bio-Tech Inc. assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.

Contact:

China Kangtai Cactus Bio-Tech Inc.

Paul Lang, 01186-451-5735-1189, ext. 126

or

First Global Media

Jason Genet, 480-902-3110